Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

September 30, 2010

Dear Shareholders, Customers, and Employees,

This current period of high unemployment and minimal growth has adversely affected the business climate in our market areas, and this difficult economy is continuing to negatively impact many of our customers and your company.  Even in these difficult economic times, the company has continued to remain profitable and grow shareholders’ equity. The company reported net income of $2.2 million or $0.64 per share for the nine-month period ended September 30, 2010, compared to $2.0 million or $0.58 per share for the same period of 2009.  We continue to provide significant amounts into our provision for possible loan losses, but at a lower level than the previous year.

After a lengthy review of various factors including the current economic conditions, the company’s earnings levels, and limited availability of capital for growth, the Board of Directors has determined that a dividend will not be declared for the fourth quarter of 2010.  Because we understand the value that many shareholders place on quarterly dividends, this decision was difficult, but we believe that increasing capital at a faster pace puts your company in the best position to deal with current challenges and take advantage of possible opportunities that may present themselves.

We assure you that you will continue to receive our best efforts as we work through this difficult economic climate.  Thank you for your continued support of your bank.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Nine months ended September 30, 2010	Nine months ended September 30, 2009
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 23,023	$ 25,041
Interest expense	6,974	9,605
Net interest income	16,049	15,436
Provision for loan losses	4,500	5,725
Net interest income after provision for loan losses	11,549	9,711
Non-interest income	2,416	3,417
Non-interest expenses	11,619	11,086
Income before income taxes	2,346	2,042
Provision for income taxes	136	52
Net income	$ 2,210	$ 1,990

Average common shares outstanding	3,444,641	3,442,867

PER COMMON SHARE
Net income	$0.64	$0.58
Cash dividends	$0.45	$0.45
Book value	$16.36	$15.72
Closing price	$9.40	$11.20

FINANCIAL RATIOS
Return on average assets	0.47%	0.43%
Return on average equity	5.33%	5.05%
Net interest margin	3.85%	3.77%
Efficiency ratio	60.40%	56.50%
Loans to deposits	79.87%	91.84%
Allowance for loan losses to loans	1.92%	1.80%
Cash dividends to net income	70.15%	77.87%

PERIOD END BALANCES
	As of September 30, 2010	As of December 31, 2009
Assets	$619,932	$616,405
Loans	$398,124	$407,815
Deposits	$498,463	$469,668
Shareholders' equity	$56,357	$54,279

Common shares outstanding	3,444,889	3,443,766

DIRECTORS/OFFICERS

UNITED BANCSHARES, INC.

Robert L. Benroth

David P. Roach

H. Edward Rigel

R. Steven Unverferth

James N. Reynolds - Chairman

Robert L. Dillhoff - Vice-Chairman

Daniel W. Schutt - President/CEO

Brian D. Young - CFO/Executive V.P./Treasurer

Heather M. Oatman - Secretary

DIRECTORS

THE UNION BANK CO.

Robert L. Benroth

James N. Reynolds

Robert L. Dillhoff

H. Edward Rigel

Herbert H. Huffman

David P. Roach

Kevin L. Lammon

Robert M. Schulte, Sr.

William R. Perry

R. Steven Unverferth

Daniel W. Schutt - CEO/Chairman

Brian D. Young - President/CFO/Executive V.P.

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, Ohio 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211